Division of PROCREA Mont-Royal,

Group Opmedic Inc.

SERVICE OFFER

Analysis of MSN-2 Chlamydia / Gonorrhea of self-collection device

Presented to:

Dr. Michel Aube

Canna Inno Laboratories Inc.

By: Ms. France Lagace, Director Diagnostic Laboratories

October 12, 2018

PROCREA Fertilité, a division of Mount-Royal

1361 Beaumont, Suite 301, Mont-Royal, Qc, H3P 2W3

Tel: (514-345-8535 France Lagacé Ext. 2268

Introduction

We are pleased to present our service offer concerning the Chlamydia / Gonorrhee analysis for detecting auto collection infections.

We thank you for providing us with the opportunity to present our solution to meet the following objectives:

1- Perform, initially, an analysis on 20 samples whose results are known, in order to validate whether the Cobas 4800 CT / NG technology can be used, on MSN-2 type auto collection samples.

2- Following the initial analysis, analyze 500 to 1000 samples.

Roles and Responsibilities

A – Procrea Fertility:

➢	Extract the primary specimen as recommended by Canna Inno Laboratories Inc.;
➢	Perform analysis according to Roche’s Cobas 4800 CT / NG protocol;
➢	The analysis time: 1 month, depending on the arrival of specimens in the laboratory (only complete series: 22 cases, will be performed);
➢	Provide a report for each of the specimens tested;
➢	Invoice the client for the analyzes received at the laboratory during the month; and
➢	Provide consumables related to the analysis excluding (conical tubes 50ml Dnase / Rnase free);

B - The Canna Inno Laaboratories Inc .:

➢	Send, at its own expense, all specimens to the Procrea Fertilite cytology laboratory located on Beaumont Street:
➢	Supply (conical tubes 50ml Dnase / Rnase free);
➢	Provide the robotic agitator, for the time of study; and
➢	Pay billings received.

C – Billing:

➢	Procrea Fertilite, will bill Canna Inno Laboratories Inc. monthly for all services performed monthly, a list of analyzed cases will accompany the invoice.

Confidentiality

Procrea Gertilite has a code of ethics to which all its employees subscribe This code assures you of respect for the confidentiality of the profession. This service agreement must remain confidential between the two (2) parties and their representatives. At the same time, information regarding the manner of doing and the monetary values of this service shall not be disclosed to third parties.

PROCREA Fertilité, a division of Mount-Royal

1361 Beaumont, Suite 301, Mont-Royal, Qc, H3P 2W3

Tel: (514-345-8535 France Lagacé Ext. 2268

Duration

This agreement is for a period of one year, renewable for an identical period unless otherwise stated. If one of the two parties wishes to terminate it, it must send a four weeks written notice to the other party.

Method of payment and modalities

Procrea Fertilie will invoice the Customer for services every month.

The sums due will be payable by check payable to Groupe Opmedic Inc. To the attention of Mr. Elia Hallak upon receipt or within 30 days of billing.

Any delay in paying the fees above will carry an interest of 5% per month. This allowance will be added to the value of the transcription services rendered.

Costs:

- the first 20 specimens (extraction validation and Cobas technology: $100.00 / case

- a deposit of $3000.00 will be required before the start of the clinical trial

- the samples of the study (500 to 1000 samples: $67.00 / case

Acceptance of this offer of Services.

This offer of services remains open for your acceptance for a period of 10 days.

If questions arise now or during the course of the project, do not hesitate to contact:

●	France Lagace: 514-345-8535 extension 2268

We thank you for the opportunity that you offer us to produce the present offer of services and anticipate the pleasure of working together with you to its realization.

Accepted:

PROCREA Fertilité, a division of Mount-Royal

1361 Beaumont, Suite 301, Mont-Royal, Qc, H3P 2W3

Tel: (514-345-8535 France Lagacé Ext. 2268